Exhibit 99.14(A)

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

Dryden High Yield Fund, Inc.:

We consent to the incorporation by reference, in the registration statement (No. 002-63394) on Form N-14 of our report dated February 28, 2006, with respect to the statement of assets and liabilities, including the portfolio of investments, of the Dryden High Yield Fund, Inc. (hereafter referred to as the “Fund”) as of December 31, 2005, and the related statement of operations for the year then ended, and the statements of changes in net assets and the financial highlights for each of the years in the two-year period then ended.  These financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-CSR.

We also consent to the references to our firm under the headings “Independent Registered Public Accounting Firm” and “Portfolio Holdings” in this registration statement on Form N-14.

/s/ KPMG LLP
KPMG LLP

New York, New York

August 3, 2006